Exhibit 4.16

SECOND AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Second Amendment”) is entered into as of July 13, 2022 by and among CAPSTONE GREEN ENERGY CORPORATION, a Delaware corporation formerly known as CAPSTONE TURBINE CORPORATION (the “Company”), the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.), as collateral agent for the Purchasers (in such capacity, the “Collateral Agent”).

RECITALS

A. The Company, certain subsidiaries of the Company, the Purchaser and the Collateral Agent are parties to a certain Amended and Restated Note Purchase Agreement, dated as of October 1, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the Notes issued by Company;

B.The Collateral Agent has notified the Company that the Company has failed to comply with the Consolidated Adjusted EBITDA covenant set forth in Section 6.8(a) of the Note Purchase Agreement for the Fiscal Quarter ending March 31, 2022 (the “Specified Financial Covenant Breach”);

C.The Company did not exercise its right, pursuant to Section 8.2 of the Note Purchase Agreement, to cure such Specified Financial Covenant Breach on or prior to the Specified Debt Cure Deadline of May 27, 2022;

D.By virtue of the Specified Financial Covenant Breach, an Event of Default under Section 8.1 of the Note Purchase Agreement occurred (the “Designated Default”);

E.The Note Parties have requested that the Purchaser waive the Designated Default and, subject to the terms and conditions hereof, the Purchaser (being the sole Purchaser under the Note Purchase Agreement) executing this Second Amendment is willing to do so; NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1.The Note Purchase Agreement is hereby amended by adding new Exhibit 5.18 and Exhibit 5.21 as attached hereto as Exhibit A and Exhibit B, respectively.
2.Section 1.1 of the Note Purchase Agreement is hereby amended by adding the following terms:

“Financial Advisor” means Riveron Consulting, LLC or another advisor acceptable to Collateral Agent in its sole discretion.

“Investment Bank” as defined in Section 5.18.

“Refinancing” as defined in Section 5.18.

“Refinancing Milestone Date” as defined in Section 5.18.

“Revised Financial Plan” means a revised Financial Plan satisfactory to Collateral Agent, in its sole discretion.

“Second Amendment” means the Second Amendment to the Note Purchase Agreement, dated as of the Second Amendment Effective Date.

“Second Amendment Effective Date” means July 13, 2022.

3.Section 5.1 of the Note Purchase Agreement is hereby amended by adding the following paragraph (t):

“(t) Revised Financial Plan. No later than the date that is forty-two (42) days after the Second Amendment Effective Date, the Revised Financial Plan.”

4.Section 5.1 of the Note Purchase Agreement is hereby amended by adding the following paragraph (u):

“(u)  Weekly Cash Flow Forecasts.  Company shall deliver to Collateral Agent an updated 13-week cash flow forecast of Company and its Subsidiaries in a form reasonably satisfactory to Collateral Agent no later than each Friday of each week, commencing on July 15, 2022 through October 1, 2022.”

5.Section 5.1 of the Note Purchase Agreement is hereby amended by adding the following subsection 5.18:

“5.18  Refinancing Milestones.  Company shall achieve the following milestones with respect to a Refinancing (as defined below) by the dates indicated below:

Milestone	Deadline
1.
The Company shall have entered into an engagement agreement, in form and substance satisfactory to Collateral Agent (including with respect to the scope of the engagement and the compensation for such engagement) in its sole discretion, with an investment banking professional services firm satisfactory to Collateral Agent in its sole discretion (it being understood and agreed that the banking professional services firms set forth on Exhibit 5.18 shall be deemed to be satisfactory to Collateral Agent) (the “Investment Bank”) in connection with a repayment of all of the
August 10, 2022

Obligations under the Notes (the “Refinancing”)
2. The Company shall have used commercially reasonable best efforts to raise a minimum of $10,000,000 through a sale of common stock.	September 14, 2022
3. The Company shall have used commercially reasonable best efforts to have closed the Refinancing.	October 1, 2022 (the “Refinancing Milestone Date”)

6.Section 5.1 of the Note Purchase Agreement is hereby amended by adding the following subsection 5.19:

“Section 5.19 Financial Advisor. Company shall take all actions necessary to maintain its engagement with Financial Advisor until the Obligations have been Paid in Full or such earlier date designated, in writing, by Collateral Agent. In addition, Company will provide Collateral Agent with access to Financial Advisor, including to review any reports or documents prepared by Financial Advisor (including without limitation the 13-week cash flow projections referenced in Section 5.1(u) hereof) and to discuss Company’s business, financial condition, assets, prospects, and results of operations, for so long as Financial Advisor is engaged by Company.”

7.Section 5 of the Note Purchase Agreement is hereby amended by adding the following subsection 5.20:

“Section 5.20Interim Chief Financial Officer.  Company shall retain an individual acceptable to Collateral Agent to serve as the interim chief financial officer on terms satisfactory to Collateral Agent in its sole discretion (it being understood and agreed that Scott Robinson, and the terms offered to him by Company on or before the Second Amendment Effective Date are deemed to be satisfactory to Collateral Agent) no later than fourteen (14) days after the Second Amendment Effective Date.

8.Section 5 of the Note Purchase Agreement is hereby amended by adding the following subsection 5.21:

“Section 5.21 Collateral Questionnaire. Company shall deliver to Collateral Agent a collateral questionnaire substantially in the form of Exhibit 5.21, or in any other form reasonably satisfactory to Collateral Agent, no later than fourteen (14) days after the Second Amendment Effective Date (or such later date as may be agreed to by Collateral Agent in its sole discretion).”

9.Section 8.1(c) of the Note Purchase Agreement is hereby amended by inserting the following after the words “Section 5.16”:

“Section 5.18, Section 5.19, Section 5.20”

10.Section 8.2 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“8.2Company’s Right to Cure.  For purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.8(a) for the Fiscal Quarter ended June 30, 2022 (the “Specified Financial Covenant”), Company may make a prepayment (such prepayment, the “Specified Debt Prepayment”) of the Notes pursuant to Section 2.12 in an amount up to the amount that the required level for Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2022 exceeds Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2022  (the “Cure Cap”) (provided that any reversal by the Company made with respect to allowances or reserves for bad debt for the Fiscal Quarter ended June 30, 2022 shall reduce the Cure Cap on a dollar for dollar basis) and Consolidated Adjusted EBIDTA for the Fiscal Quarter ended June 30, 2022 shall be deemed to be increased by the amount of the Specified Debt Prepayment, which Specified Debt Prepayment may be made after June 30, 2022 and on or prior to August 26, 2022 (the “Specified Debt Cure Deadline”); provided that a Specified Debt Prepayment shall not be deemed to increase Consolidated Adjusted EBITDA for any purpose other than for purposes of determining compliance with the Specified Financial Covenant for the Fiscal Quarter for which the Specified Debt Prepayment was made and shall not increase Consolidated Adjusted EBITDA for any Fiscal Quarter ending after the Fiscal Quarter ended June 30, 2022.

Upon satisfying the requirements in the previous sentence, the Note Parties shall be deemed to have satisfied the requirements of such Specified Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith on such date of determination.

Until the expiration of the Cure Deadline in respect of any prospective default with respect to the Specified Financial Covenant, neither Collateral Agent nor any Purchaser shall be permitted to (and shall not) accelerate any Notes held by them or exercise any rights or remedies against any Note Party or any of the Collateral on the basis of a failure to comply with the requirements of the Specified Financial Covenant.”

B. WAIVER OF DESIGNATED DEFAULT

Subject to the terms and conditions of this Second Amendment and in reliance upon the representations of the Note Parties set forth in Section D below, Collateral Agent and the Purchaser hereby permanently waive the Designated Default and their right to take any action under the Note Purchase Agreement or the other Note Documents that they may otherwise have or have had as a result of the occurrence of the Designated Default, including the right to charge interest at the default rate due to the occurrence of the Designated Default. This is a limited, one-time waiver and, except as expressly set forth herein, shall not be deemed to: (a) constitute a waiver of any other Event of Default or any other breach of the Note Purchase Agreement or any of the other Note Documents, whether now existing or hereafter arising, (b) constitute a waiver of any right or remedy of Collateral Agent or the Purchaser under the Note Documents which does not arise as a result of the Designated Default, or (c) establish a custom or course of dealing or conduct between

Collateral Agent and the Purchaser, on the one hand, and the Note Parties on the other hand.

C. EFFECTIVENESS

Notwithstanding any other provision of this Second Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Second Amendment shall not become effective, and the Note Parties shall have no rights under this Second Amendment, until the Purchaser shall have received the following documents, in form and substance satisfactory to the Purchaser: executed counterparts to this Second Amendment from the Company, each other Note Party and the Purchaser.

D. REPRESENTATIONS

Each Note Party hereby represents and warrants to the Purchaser and the Collateral Agent that:

1.Each of the Note Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect; and

2.The execution, delivery and performance of this Second Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto.

E. OTHER AGREEMENTS

1.Continuing Effectiveness of Note Documents.  As amended hereby, all terms of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto.  To the extent any terms and conditions in any of the other Note Documents shall contradict or be in conflict with any terms or conditions of the Note Purchase Agreement, after giving effect to this Second Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this Second Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby.

2.Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Note Parties of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Note Purchase Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Note Parties to the Purchasers or any other obligation of the Note Parties, or any actions now or hereafter taken by the Purchasers with respect to any obligation of the Note Parties , the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3.Acknowledgment of Perfection of Security Interest. Each Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Purchase Agreement and the other Note Documents.

4.Effect of Agreement.  Except as set forth expressly herein, all terms of the Note Purchase Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties to the Purchasers and Collateral Agent.  The execution, delivery and effectiveness of this Second Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement, in each case, except as expressly provided herein. This Second Amendment shall constitute a Note Document for all purposes of the Note Purchase Agreement.

5.Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.No Novation.This Second Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses.  The Note Parties agrees to pay on demand all costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.

8.Counterparts.  This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Second Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9.Binding Nature.  This Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Second Amendment.

10.Entire Understanding.  This Second Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.Release.  (a) Each Note Party hereby releases, acquits, and forever discharges Collateral Agent and each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchasers (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this Second Amendment or any instrument executed on or prior to the date of this Second Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Note Purchase Agreement or the other of the Note Documents.  The provisions of this paragraph shall be binding upon each Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein.  No Note Party is aware of any claim or offset against, or defense or counterclaim to, any Note Party’s obligations or liabilities under the Note Purchase Agreement or any other Note Document.  The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this Second Amendment and the Note Documents, and/or Collateral Agent’s or each Purchaser’s actions to exercise any remedy available under the Note Documents or otherwise.  Each Note Party warrants and represents that such Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

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IN WITNESS WHEREOF, this Second Amendment has been duly executed as of the date first written above.

CAPSTONE GREEN ENERGY CORPORATION, as the Company and as a Note Party

By: ________________________________________

Name:

Title:

Guarantors:

CAPSTONE TURBINE INTERNATIONAL, INC.

By: ________________________________________

Name:

Title:

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

By: ________________________________________

Name:

Title:

1

BROAD STREET CREDIT HOLDINGS LLC as Purchaser

By:

Name:

Title:

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent

By:

Name:

Title:

2

EXHIBIT A

Exhibit 5.18

1)	Jefferies – Jeff Finger, (212) 708-2733, and Rich Morgner, Joint Global Head of Restructuring, (212) 284-1746;
2)	Moelis – Bassam Latif, Restructuring, (713) 343-6422;
3)	Perella Weinberg Partners – Bruce Mendelsohn, Restructuring, (212) 287-3177;
4)	Evercore – Roopesh Shah, Restructuring, (212) 857-3100;
5)	Focal Point Partners - Richard F. NeJame, (646) 343-9847;
6)	Robert W. Baird & Co. – Durc A. Savini, Global Head of Restructuring, (646) 557-2732;
7)	Piper Sandler – Spencer Rippstein, Global Co Head Energy, (713) 546-7326; and
8)	Lazard – Doug Fordyce, Houston Office Head, (713) 236-4640.
9)	Greenhill & Co. – Neil Augustine (212) 389-1539 and Vinod Chandiramani (212) 389-1573

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Exhibit 4.16

EXHIBIT B

Exhibit 5.21

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